UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 14, 2014

PETSMART, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-21888	94-3024325
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer
incorporation or organization)		Identification No.)

19601 North 27th Avenue, Phoenix, Arizona 85027

(Address of principal executive offices) (Zip Code)

(623) 580-6100

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.            Entry into a Material Definitive Agreement.

Merger Agreement

On December 14, 2014, PetSmart, Inc. (the “Company”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Argos Holdings Inc., a Delaware corporation (“Parent”), and Argos Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”). Parent and Merger Sub are affiliates of funds advised by BC Partners, Inc. (“BC Partners”) and at the closing of the transactions contemplated by the Merger Agreement will be owned by a consortium comprised of funds advised by BC Partners, La Caisse de dépôt et placement du Québec, affiliates of GIC Special Investments Pte Ltd, affiliates of StepStone Group LP and Longview Asset Management, LLC (“Longview”, and the consortium collectively, the “Buyer Group”).

The Merger Agreement provides that, subject to the terms and conditions thereof, Merger Sub will be merged with and into the Company (the “Merger”) with the Company continuing as the surviving corporation in the Merger, and, at the effective time of the Merger (the “Effective Time”) each share of common stock of the Company, par value $0.0001 (“Common Stock”) issued and outstanding immediately prior to the Effective Time (other than certain shares as provided in the Merger Agreement) will be automatically converted into the right to receive $83.00 in cash (the “Merger Consideration”).

Except as otherwise agreed in writing between any holder and Parent, (1) each option to purchase a share of Common Stock, whether vested or unvested, that is outstanding immediately prior to the Effective Time will become fully vested and be converted into the right to receive an amount in cash equal to the Merger Consideration, net of the exercise price; (2) each restricted stock and restricted stock unit award that is outstanding immediately prior to the Effective Time will become fully vested and be converted into the right to receive an amount in cash equal to the product of the Merger Consideration and the number of shares of Common Stock underlying such award; and (3) each performance stock unit award that is outstanding immediately prior to the Effective Time will become fully vested and converted into the right to receive an amount in cash equal to the product of the Merger Consideration and a number of shares of Common Stock underlying such award determined based on (a) actual performance, in the case of awards whose performance period ends prior to the Effective Time, (b) 109.6% of target levels, in the case of awards granted in the 2013 fiscal year, and (c) 150.0% of target levels, in the case of awards granted in the 2014 fiscal year).

The board of directors of the Company has unanimously (1) determined that the Merger Agreement and the Merger are advisable and in the best interests of the Company and its stockholders, (2) approved the execution, delivery and performance of the Merger Agreement, and (3) resolved to recommend adoption of the Merger Agreement by the stockholders of the Company. Stockholders of the Company will be asked to vote on the adoption of the Merger Agreement at a special stockholders meeting that will be held on a date to be announced. Consummation of the Merger is also subject to various customary conditions, including (1) the adoption of the Merger Agreement by the affirmative vote of the holders of at least a majority of all outstanding shares of common stock of the Company, (2) the expiration or termination of any waiting periods applicable to the consummation of the Merger under the Hart-Scott-Rodino

Antitrust Improvements Act of 1976, as amended, and the Competition Act (Canada), (3) the absence of any U.S. or Canadian law or order enjoining or otherwise prohibiting the Merger, and (4) the accuracy of the representations and warranties contained in the Merger Agreement (generally subject to a “material adverse effect” qualification) and compliance with covenants and obligations in the Merger Agreement in all material respects.

The Company has made customary representations, warranties and covenants in the Merger Agreement, including, among others, covenants (1) to conduct its business in the ordinary course during the period between the execution of the Merger Agreement and the Effective Time, (2) not to engage in certain types of transactions during this period unless agreed to in writing by Parent, (3) to convene and hold a meeting of its stockholders for the purpose of obtaining the stockholder approval of the adoption of the Merger Agreement, and (4) subject to certain exceptions, not to withdraw, qualify or modify in a manner adverse to Parent the recommendation of the Company’s Board of Directors that the Company’s stockholders approve the adoption of the Merger Agreement.

The Company has agreed not to declare or pay any dividends during the pendency of the Merger.

Subject to certain limited exceptions, the Merger Agreement provides that the Company, its subsidiaries, and its and their respective representatives are prohibited from, among other things, soliciting, initiating or knowingly encouraging or facilitating the making or submission of any alternative acquisition proposals from third parties or providing information to or participating in any discussions or negotiations regarding an alternative acquisition proposal with any person that has made an alternate acquisition proposal.

The Merger Agreement contains certain termination rights, including the right of the Company to terminate the Merger Agreement to accept a superior proposal (so long as the Company complies with certain notice and other requirements under the Merger Agreement), and provides that, upon termination of the Merger Agreement by the Company or Parent upon specified conditions, the Company will be required to pay the Parent a termination fee of $255 million or reimburse Parent and its affiliates for transaction expenses up to a maximum of $15 million. Any expense reimbursement payable to Parent and its affiliates would offset such amount of any termination fee payable by the Company under the terms of the Merger Agreement. Upon termination of the Merger Agreement by the Company or Parent under specified conditions, Parent will be required to pay the Company a termination fee of $510 million and/or reimburse the Company for certain expenses. In addition, subject to certain exceptions and limitations, either party may terminate the Merger Agreement if the Merger is not consummated by June 14, 2015.

Each member of the Buyer Group (other than Longview) has entered into a termination fee commitment letter with Parent and the Company to pay to the Company $510 million in the aggregate on a several, not joint, basis, if Parent is required to pay the termination fee or make certain other specified payments to the Company, subject to the terms and conditions set forth in termination fee commitment letters.

Parent has obtained equity financing and debt financing commitments for the purpose of financing the transactions contemplated by the Merger Agreement and paying related fees and expenses. The Buyer Group (other than Longview) has committed to capitalize Parent with equity contribution of up to approximately $1.83 billion in the aggregate on a several, not joint, basis subject to the terms and conditions set forth in equity commitment letters. Longview, on behalf of its clients, which beneficially own approximately 9% of the Common Stock of the Company, will cause 3,012,050 shares of Common Stock to be transferred and contributed to Parent immediately prior to the Effective Time in exchange for equity interests in Parent, with the remainder of shares of Common Stock beneficially owned by Longview clients at the Effective Time receiving the same $83.00 per share Merger Consideration as the Company’s other stockholders will receive.

Citigroup Global Markets, Nomura Securities International, Inc., Jefferies Finance LLC, Barclays Bank PLC and Deutsche Bank AG and, in some cases, certain of their affiliates (collectively, the “Lenders”) have agreed to provide committed acquisition debt of $6.20 billion and a $750 million senior secured ABL facility. The obligations of the Lenders to provide debt financing under the debt commitment letter are subject to a number of customary conditions.

The foregoing description of the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is qualified in its entirety by the full text of such agreement, which is attached hereto as Exhibit 2.1, and is incorporated by reference herein.

The Merger Agreement has been included to provide investors with information regarding its terms. It is not intended to provide any other factual information about the Company. The representations, warranties and covenants contained in the Merger Agreement were made only for purposes of the Merger Agreement as of the specific dates therein, were solely for the benefit of the parties to the Merger Agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors are not third-party beneficiaries under the Merger Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the parties thereto or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

Voting Agreement

On December 14, 2014, the Company entered into a voting agreement (the “Voting Agreement”) with Parent and Longview, on behalf of Longview clients. Under the Voting Agreement, Longview agrees, among other things, that during the period ending on the earliest to occur of (1) the Effective Time, (2) the termination of the Merger Agreement in accordance with its terms, (3) termination of the Voting Agreement by mutual consent of the parties, (4) a Change of Recommendation (as defined in the Merger Agreement), or (5) the making of any change, by amendment, waiver or other modification to any provision of the Merger Agreement that decreases the amount or changes the form of the Merger Consideration (the “Voting Period”), Longview will vote the Owned Shares (as defined therein) in favor of the adoption of the Merger Agreement, and against any other action, proposal, agreement or transaction made in opposition to or competition with the Merger or the Merger Agreement that is not approved by the Board of Directors of the Company. As of December 14, 2014, the Owned Shares included 7,424,591 shares of Common Stock, which represented approximately 7.5% of the total outstanding shares of Common Stock on such date.

The Voting Agreement will terminate when one of the events in the definition of Voting Period above occurs.

The foregoing description of the Voting Agreement is qualified in its entirety by the full text of such agreement, which is attached hereto as Exhibit 10.1, and is incorporated by reference herein.

Item 9.01.            Financial Statements, Pro Forma Financial Information and Exhibits

(d)	Exhibits. The following exhibits are filed as part of this report:

2.1*	Agreement and Plan of Merger, dated as of December 14, 2014, by and among Argos Holdings Inc., Argos Merger Sub Inc. and PetSmart, Inc.

10.1	Voting Agreement, dated as of December 14, 2014, by and among Argos Holdings Inc., PetSmart, Inc., and Longview Capital Management, LLC.

* Schedules and exhibits omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company agrees to furnish supplementally a copy of any omitted schedule to the Securities and Exchange Commission upon request.

Forward Looking Statements

This Form 8-K contains forward-looking statements regarding, among other things, statements related to expectations, goals, plans, objectives and future events. PetSmart, Inc. (“PetSmart”)  intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 21E of the Securities Exchange Act of 1934 and the Private Securities Reform Act of 1995. In some cases, forward-looking statements can be identified by the following words: “may,” “will,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” “ongoing,” “outlook,” “guidance” or the negative of these terms or other comparable terminology, although not all forward-looking statements contain these words. The forward-looking information and statements are or may be based on a series of projections and estimates and involve risks and uncertainties. These risks and uncertainties include such factors as: (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement, (2) the failure to obtain PetSmart stockholder approval or the failure to satisfy any of the other closing conditions, (3) the risks related to the  debt financing arrangements entered into in connection with the merger agreement, (4) the risks related to disruption of management’s attention from PetSmart’s ongoing business operations due to the transaction,  (5) the effect of the announcement of the transaction on the ability of PetSmart to retain and hire key personnel and maintain relationships with its customers, suppliers and others with whom it does business, or on its operating results and business generally, (6) changes in general economic conditions, (7) the effectiveness of our profit improvement program in reducing costs and increasing profitability, (8) conditions affecting customer transactions and average ticket including, but not limited to, weather conditions or other seasonal events, (9) PetSmart’s ability to compete effectively and maintain PetSmart’s supply chain, (10) PetSmart’s ability to effectively manage its growth and operations, (11) changes in PetSmart’s structure, and (12) changes in the legal or regulatory environment. Additional risks are described under Item 1A, “Risk Factors,” in PetSmart periodic filings with the Securities and Exchange Commission (“SEC”), including PetSmart’s annual report on Form 10-K for the year ended February 2, 2014 filed on March 27, 2014 and in PetSmart’s subsequently filed Form 10-Qs. Given these uncertainties, undue reliance should not be placed on these forward-looking statements. PetSmart does not undertake any obligation to release any revisions to these forward-looking statements publicly to reflect events or circumstances after the date of this Form 8-K or to reflect the occurrence of unanticipated events.

Additional Information and Where to Find It

This Form 8-K does not constitute a solicitation of any vote or approval. In connection with the proposed transaction, PetSmart will file with the SEC and mail or otherwise provide to its stockholders a proxy statement regarding the proposed transaction. BEFORE MAKING ANY VOTING DECISION, PETSMART’S STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT IN ITS ENTIRETY WHEN IT BECOMES AVAILABLE AND ANY OTHER DOCUMENTS FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED MERGER OR INCORPORATED BY REFERENCE THEREIN BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND THE PARTIES TO THE PROPOSED TRANSACTION.  Investors and security holders may obtain a free copy of the proxy statement and other documents that PetSmart files with the SEC (when available) from the SEC’s website at www.sec.gov and PetSmart’s website at www.petsmartfacts.com. In addition, the proxy statement and other documents filed by PetSmart with the SEC (when available) may be obtained from PetSmart free of charge by directing a request to PetSmart Investor Relations, 19601 N. 27th Avenue., Phoenix, AZ 85027, (623) 587-2025.

PetSmart and its directors, executive officers and employees may be deemed, under SEC rules, to be participants in the solicitation of proxies from PetSmart stockholders with respect to the proposed acquisition of PetSmart. Security holders may obtain information regarding the names, affiliations and interests of such individuals in PetSmart’s Annual Report on Form 10-K for the fiscal year ended February 2, 2014, and its definitive proxy statement for the 2014 annual meeting of stockholders. Additional information regarding the interests of such individuals in the proposed acquisition of PetSmart will be included in the proxy statement relating to such acquisition when it is filed with the SEC. These documents may be obtained free of charge from the SEC’s website at www.sec.gov and PetSmart’s website at www.petsmartfacts.com.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 16, 2014

PETSMART, INC.
By:	/s/ J. Dale Brunk
Name:	J. Dale Brunk
Title:	Vice President, Deputy General Counsel &
Assistant Secretary

EXHIBIT INDEX

Exhibit Number	Description
2.1*	Agreement and Plan of Merger, dated as of December 14, 2014, by and among Argos Holdings Inc., Argos Merger Sub Inc. and PetSmart, Inc.

10.1	Voting Agreement, dated as of December 14, 2014, by and among Argos Holdings Inc., PetSmart, Inc., and Longview Capital Management, LLC.

* Schedules and exhibits omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company agrees to furnish supplementally a copy of any omitted schedule to the Securities and Exchange Commission upon request.